Exhibit 14 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.



                        LA SALLE CAPITAL MANAGEMENT, INC.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                                   ___________
                                 (616) 344-4993



                               September 22, 1997


   B.L. Rakes, President
   SWVA Bancshares, Inc.
   302 Second Street, S.W.
   Roanoke, VA  24011-1597

   Dear Mr. Rakes:                         VIA FACSIMILE

   Please confirm that all of the information cited in the demand letter from Cede & Co. will be available for inspection by my representative on September 25, 1997 and that you will have an area available for the inspection and copying, and that a copier will be readily available. My legal representatives at Foley and Lardner will designate a local law firm to make the inspection and copies, and you will be provided with an authorization to that effect.

   Sincerely,


   /s/ Richard J. Nelson

   Richard J. Nelson